Exhibit 4
CONFORMED COPY
SHARE PURCHASE AGREEMENT
Dated as of March 15, 2010
among
Ping Wu and Joann Xu Wu, Trustees of the Ping and Joann Wu Family Trust Dated
September 14, 2007,
Ping Wu, Trustee of Joann Xu Wu Annuity Trust II Dated December 17, 2008,
Ping Wu, Trustee of Ping Wu Annuity Trust II Dated December 17, 2008,
and
SLP CATHAY HOLDINGS LTD.

i

Page
Section 7.6 Amendment and Modification; Waiver	9
Section 7.7 Severability	9
Section 7.8 Section Headings	9
Section 7.9 Interpretation	9
Section 7.10 Definitions	9
Section 7.11 Counterparts	10
Section 7.12 Governing Law	10
Section 7.13 Venue	10

ii

SHARE PURCHASE AGREEMENT
SHARE PURCHASE AGREEMENT, dated as of March 15, 2010 (this “Agreement”), among Ping Wu and Joann Xu Wu, Trustees of the Ping and Joann Wu Family Trust Dated September 14, 2007 (“Family Trust”), Ping Wu, Trustee of Joann Xu Wu Annuity Trust II Dated December 17, 2008 (“Joann Xu Wu Trust”), Ping Wu, Trustee of Ping Wu Annuity Trust II Dated December 17, 2008 (“Ping Wu Trust”), and, each of Family Trust, Joann Xu Wu Trust and Ping Wu Trust, a “Seller” and collectively, the “Sellers”), and SLP Cathay Holdings Ltd., a Cayman Islands exempted company (“Purchaser”).
WHEREAS, each Seller is the registered owner of the number of issued and outstanding ordinary shares (“Ordinary Shares”) of Spreadtrum Communications, Inc., a company organized under the law of the Cayman Islands (the “Company”), set forth opposite its name on Schedule 1.1 hereto (the “Sale Shares”); and
WHEREAS, Purchaser desires to purchase from each Seller, and each Seller desires to sell to Purchaser, the Sale Shares owned by that Seller pursuant to this Agreement and a Share Transfer Form, substantially in the form attached hereto as Exhibit A (the “Share Transfer Form”).
NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the parties agree as follows:
ARTICLE I
PURCHASE AND SALE OF SHARES
Section 1.1 Purchase and Sale of Shares.
(a) Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall purchase from each Seller, and each Seller shall sell to Purchaser, the Sale Shares owned by that Seller free and clear of any and all Encumbrances.
(b) Purchase Price. In consideration for the transfer of the Sale Shares, and upon the terms and subject to the conditions of this Agreement, at the Closing, Purchaser shall pay, or cause to be paid, to each Seller an amount in cash equal to the amount set forth opposite that Seller’s name on Schedule 1.1 hereto (the “Purchase Price”), which represents a purchase price of $2.25 per Ordinary Share.
Section 1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the Hong Kong office of Simpson Thacher & Bartlett LLP, legal counsel to Purchaser, or via facsimile and email on or about 10:00 a.m. Eastern Standard Time on March 17, 2010 (the “Closing Date”) unless another date or time is agreed to in writing by the parties hereto.
Section 1.3 Closing Deliveries.

(a) At the Closing, each Seller shall deliver or cause to be delivered to the Company a request to transfer to Purchaser the Sale Shares owned by such Seller, accompanied by (i) the original Share Transfer Form duly executed by each Seller evidencing the transfer to Purchaser of such Sale Shares and (ii) the original share certificate(s) representing such Sale Shares.
(b) At the Closing, each Seller shall deliver or cause to be delivered to Purchaser (i) a copy of the original Share Transfer Form duly executed by each Seller evidencing the transfer to Purchaser of such Sale Shares, (ii) a copy of the Register of Members of the Company, certified as being true and correct by a director of the Company, showing Purchaser as the registered holder of the Sale Shares, and (iii) a duly executed copy of the Representation Letter.
(c) At the Closing, Purchaser shall deliver or cause to be delivered to each Seller (i) the Purchase Price owed to that Seller by wire transfer of immediately available funds to the account set forth opposite that Seller’s name on Schedule 1.1 hereto and (ii) a duly executed copy of the Representation Letter.
Section 1.4 Further Assurances. Each Seller shall take all necessary actions required to transfer the title to the Sale Shares that it owns, free and clear of any and all Encumbrances, to Purchaser in accordance with the terms of this Agreement.
Section 1.5 Simultaneous Actions on the Closing Date. Purchaser shall not be obligated to complete the sale and purchase of any Sale Shares unless each Seller complies with all of its obligations under this Article I and the sale and purchase of all of the Sale Shares owned by each Seller is completed simultaneously.
Section 1.6 Withholding Taxes. Each Seller shall be liable for any withholding or similar taxes imposed on the purchase of the Sale Shares owned by such Seller (“Withholding Taxes”) and shall indemnify Purchaser for any tax liability (and any related interest, penalties, losses, costs and expenses and the costs and expenses of defending Purchaser in any related tax investigation or proceeding (including costs and expenses of counsels and tax advisors)) imposed on Purchaser as a result of Purchaser’s failure to withhold or deduct Withholding Taxes from the Purchase Price at the Closing. Each Seller shall promptly provide to Purchaser any information reasonably requested by Purchaser in order to comply with Tax reporting requirements of Purchaser in connection with the acquisition of the Sale Shares.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Section 2.1 Representations and Warranties of Sellers. Each Seller, severally and not jointly, hereby represents and warrants to Purchaser as of the date hereof and as of the Closing Date that:
(a) Due Organization and Power. Such Seller is duly organized, validly existing and in good standing under the law of its jurisdiction of organization. Such Seller (A) has all requisite power and authority to own its properties and assets and to carry on its business as it is now being conducted and (B) is in good standing and is duly qualified to transact business in each jurisdiction in which it is required to be so qualified, except, in the case of clause (A) or (B), where the failure to have such power and authority or to be in good standing would not reasonably be expected to prevent, materially delay or materially impede the ability of such Seller to consummate the transactions contemplated by this Agreement.

(b) Authority; Execution and Delivery; Enforceability. Such Seller has the requisite power and authority to execute and deliver this Agreement and the Representation Letter and to perform its obligations hereunder and thereunder. The execution and delivery by such Seller of this Agreement and the Representation Letter and the performance by such Seller of its obligations hereunder and thereunder have been duly authorized by all necessary action on the part of such Seller. Each of this Agreement and the Representation Letter has been duly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) applicable to such Seller.
(c) Title to Shares. The number of Sale Shares being sold by such Seller is set forth opposite its name on Schedule 1.1 hereto. Such Seller has good and valid title to the Sale Shares that it owns, free and clear of any and all Encumbrances. The Sale Shares owned by such Seller were duly authorized and validly issued, are fully paid and non-assessable, were issued in compliance with applicable Law and were not issued in violation of, or subject to, any preemptive, subscription or other similar rights of any other person. Upon the transfer of the Sale Shares owned by such Seller to Purchaser on the Closing Date in accordance with this Agreement, Purchaser will receive good and valid title to such Sale Shares, free and clear of any and all Encumbrances, other than those arising from the act, omission or condition of Purchaser or its Affiliates.
(d) No Approvals. The execution, delivery and performance by such Seller of this Agreement and the consummation by such Seller of the transactions contemplated hereby will not require any consent or approval of, or filing with or notice to, any Governmental Authority under any provision of Law applicable to such Seller.
Section 2.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Sellers as of the date hereof and as of the Closing Date that:
(a) Due Organization and Power. Purchaser is duly organized, validly existing and in good standing under the law of the Cayman Islands. Purchaser (A) has all requisite corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted and (B) is in good standing and is duly qualified to transact business in each jurisdiction in which it is required to be so qualified, except, in the case of clause (A) or (B), where the failure to have such power and authority or to be in good standing would not reasonably be expected to prevent, materially delay or materially impede the ability of Purchaser to consummate the transactions contemplated by this Agreement.

(b) Authorization and Validity of Agreement. Purchaser has the requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) applicable to Purchaser.
(c) No Approvals. The execution, delivery and performance by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby will not require any consent or approval of, or filing with or notice to, any Governmental Authority under any provision of Law applicable to Purchaser.
(d) Investment. Purchaser is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under U.S. Securities Act of 1933, as amended (the “Securities Act”). Purchaser is acquiring the Sale Shares for investment for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof.
(e) No Registration. Purchaser understands that the Sale Shares being sold by Sellers have not been and will not be registered under the Securities Act or with any State or other jurisdiction of the United States, are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and may not be reoffered, resold, pledged or otherwise transferred except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Purchaser understands that the availability of an exemption from registration provisions of the Securities Act with respect to Sellers’ sale of the Sale Shares to Purchaser hereunder depends upon, among other things, the bona fide nature of Purchaser’s investment intent and the accuracy of Purchaser’s representations as expressed.
(f) Access to Information. Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Sale Shares.
(g) Purchaser acknowledges that each Seller is an Affiliate of the Company and, in such capacity, may from time to time be in possession of certain information about the Company unknown to Purchaser (“Other Company Information”). To the fullest extent permitted by law, Purchaser hereby waives any and all claims, actions, proceedings, suits, judgments, liens and executions, relating to such Other Company Information and further agrees not to sue such Seller or any of its trustees, beneficiaries, agents, controlling persons, advisors or affiliates for any loss, damage or liability relating to such Other Company Information.

Section 2.3 No Other Representations and Warranties. Purchaser acknowledges and agrees that, except as expressly provided in this Agreement and the Representation Letter, Sellers make no representation or warranty of any kind whatsoever, oral or written, express or implied, with respect to the Sellers, this Agreement, or the transactions contemplated hereby. Each Seller acknowledges and agrees that, except as expressly provided in this Agreement and the Representation Letter, Purchaser makes no representation or warranty of any kind whatsoever, oral or written, express or implied, with respect to Purchaser, this Agreement or the transactions contemplated hereby.
ARTICLE III
COVENANTS
Section 3.1 Further Actions. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.
Section 3.2 Confidentiality. Each party hereto shall keep confidential, and shall cause its directors, officers and employees to keep confidential, the terms and conditions of this Agreement (the “Confidential Information”) except as Purchaser and Sellers mutually agree otherwise; provided that (i) any party may disclose Confidential Information (A) to the extent advised by competent legal advisors that such disclosure is required by applicable Law and so long as, where such disclosure is to a Governmental Authority (other than with respect to public disclosure requirements of the U.S. Securities and Exchange Commission or stock exchange applicable to Purchaser or its Affiliates), such party shall (i) use reasonable efforts to obtain confidential treatment of the Confidential Information so disclosed and (ii) to the extent legally permissible, provide the other party with written notice of the proposed disclosure reasonably in advance of such disclosure (which shall not be less than 48 hours prior to such disclosure) and reasonably consult with such other party as to the contents and timing of such disclosure and (B) to its directors, officers, employees and professional advisors as necessary to the performance of its obligations in connection herewith so long as such party advises each Person to whom Confidential Information is so disclosed as to the confidential nature thereof and (ii) Purchaser may disclose Confidential Information to the limited partners of its Affiliates in accordance with their customary practices.
ARTICLE IV
CONDITIONS PRECEDENT
Section 4.1 Conditions Precedent to the Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated in this Agreement are subject to the satisfaction or waiver by Purchaser of the following conditions:
(a) The representations and warranties of each Seller contained in this Agreement and the Representation Letter shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date);

(b) Each Seller shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by such Seller prior to the Closing; and
(c) On the Closing Date, there shall not be in effect any Law or Governmental Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
Section 4.2 Conditions Precedent to the Obligations of each Seller. The obligations of each Seller to consummate the transactions contemplated in this Agreement are subject to the satisfaction or waiver by such Seller of the following conditions:
(a) The representations and warranties of Purchaser contained in this Agreement shall be true and correct as of the date hereof and as of the Closing Date as though such representations and warranties were made at such date (except that any representations and warranties that are made as of a specified date shall be true and correct as of such specified date);
(b) Purchaser shall have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by such Seller prior to the Closing; and
(c) On the Closing Date, there shall not be in effect any Law or Governmental Order restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement.
ARTICLE V
TERMINATION
Section 5.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date:
(a) by any Seller if the condition precedent set forth in Section 4.2(a) or Section 4.2(b) is not, or is not capable of being, satisfied or waived as of the Closing Date (but such termination shall apply only to the obligations of that Seller and not of the other Sellers);
(b) by Purchaser if any condition precedent in Section 4.1(a) or Section 4.1(b) is not, or is not capable of being, satisfied or waived as of the Closing Date; or
(c) by any Seller or the Purchaser by written notice to the other parties if an injunction, restraining order or decree of any nature of any Governmental Authority of competent jurisdiction is issued that prohibits the consummation of the transactions contemplated hereby due to the reasons other than a fault of such party.

Section 5.2 Effect of Termination; Survival of Certain Provisions. Nothing in this Agreement shall relieve any party from liability for any rights accrued hereunder prior to any termination of this Agreement. The respective obligations of the parties hereto pursuant to this Section 5.2, Article VI and Article VII shall survive any termination of this Agreement.
ARTICLE VI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNITY
Section 6.1 Survival of Representations and Warranties. The respective representations and warranties made by each Seller and Purchaser contained in this Agreement shall survive the Closing.
Section 6.2 Indemnity. Each Seller hereby agrees to severally, and not jointly, indemnify and hold harmless Purchaser and Purchaser’s Affiliates and its and their respective officers, directors, employees, agents, representatives and attorneys (collectively, the “Indemnified Person”) against any and all losses, claims, demands, liabilities and expenses (including reasonable legal or other expenses incurred by each Indemnified Person in connection with defending or investigating any such claims or liabilities, whether or not resulting in any liability to such Indemnified Person or whether incurred by such Indemnified Person in any action or proceeding between the indemnifying party and such Indemnified Person or between such Indemnified Person and any third party) to which any such Indemnified Person may become subject, insofar as such losses, claims, demands, liabilities and expenses arise out of or are based upon any breach by such Seller of any representation, warranty or agreement made by such Seller contained in this Agreement or the Representation Letter.
ARTICLE VII
MISCELLANEOUS
Section 7.1 Expenses. Each of the parties hereto shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.
Section 7.2 Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by personal delivery or sending by registered or certified mail or an overnight courier service, proof of delivery requested, or sent by telecopy or email, to the following addresses:
(a) if to Purchaser, to it at:
c/o Silver Lake Partners III Cayman (AIV III), L.P.
2775 Sand Hill Road
Suite 100
Menlo Park, CA 94025
Attention: Karen King
Telephone: +1 (650) 233-8120
Telecopy: +1 (650) 233-8125

with a copy to (which shall not constitute notice):
Silver Lake Asia Limited
33/F Two IFC
8 Finance Street
Central, Hong Kong
Attention: Ken Hao
Telephone: +852 3664-3300
Telecopy: +852 3664-3456
and to:
Simpson Thacher & Bartlett LLP
ICBC Tower, 35/F
3 Garden Road
Central, Hong Kong
Attention: Patrick J. Naughton
Telephone: +852 2514-7600
Telecopy: +1 212 455-2502
(b) if to Family Trust, to it at:
22714 Alcalde Road, Cupertino, CA 95014, USA
Attention: Ping Wu
Telephone: +8613816882869
Email: ping.wu@spreadview.com
(c) if to Joann Xu Wu Trust, to it at:
22714 Alcalde Road, Cupertino, CA 95014, USA
Attention: Ping Wu
Telephone: +8613816882869
Email: ping.wu@spreadview.com
(d) if to Ping Wu Trust, to it at:
22714 Alcalde Road, Cupertino, CA 95014, USA
Attention: Ping Wu
Telephone: +8613816882869
Telecopy: ping.wu@spreadview.com
or to such other Person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

Section 7.3 Entire Agreement. This Agreement, the Share Transfer Forms and the Representation Letter constitute the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.
Section 7.4 No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto and the Indemnified Persons (who shall be third party beneficiaries of Section 6.2), or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 7.5 Assignability. This Agreement shall not be assigned by Sellers or Purchaser (other than to one or more of Purchaser’s Affiliates) without the prior written consent of Purchaser or Sellers, respectively.
Section 7.6 Amendment and Modification; Waiver. Subject to applicable Law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the parties hereto at any time prior to the Closing with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.
Section 7.7 Severability. If any provision of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
Section 7.8 Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.
Section 7.9 Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural; all words in the plural number shall extend to and include the singular; and all words in any gender shall extend to and include all genders.
Section 7.10 Definitions. As used in this Agreement:
“$” means the lawful currency of the United States of America.
“Affiliate” means, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by agreement or otherwise.

“Encumbrances” means any security interest, pledge, mortgage, lien, claim, option, charge, restriction, third party right or interest or other encumbrance of any kind.
“Governmental Authority” means any government, any governmental, regulatory, self-regulatory (including any stock exchange) or administrative authority, agency or commission or any court, tribunal or judicial body, whether domestic or foreign.
“Governmental Order” means any temporary, preliminary or permanent order, writ, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Law” means any law, statute, ordinance, rule or regulation of any Governmental Authority.
“Person” means an individual, Governmental Authority, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization or other entity.
“Representation Letter” means the letter, dated as of the date hereof, addressed to Sellers from Purchaser.
Section 7.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
Section 7.12 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any conflicts of law principles thereof that would require the application of the laws of any other jurisdiction.
Section 7.13 Venue. Any suit, action of proceeding with respect to this Agreement or the transactions contemplated hereby may be brought only in the courts of the State of New York or the courts of the United States of America located in the State of New York, in each case located in the Borough of Manhattan, City of New York, State of New York. Each of the parties hereto submits to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the State of New York over any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby. Each of the parties hereto waives any objection that it may have to the venue of such suit, action or proceeding in any such court or that such suit, action or proceeding in such court was brought in an inconvenient court and agrees not to plead or claim the same. THE PARTIES AGREE TO WAIVE ANY AND ALL RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL WITH RESPECT TO DISPUTES ARISING OUT OF THIS AGREEMENT.
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

SLP CATHAY HOLDINGS LTD.
By:	/s/ Karen M. King
	Name:	Karen M. King
	Title:	Director

Ping Wu and Joann Xu Wu, Trustees of the Ping and Joann Wu Family Trust Dated September 14, 2007
By:	/s/ Ping Wu
	Name:	Ping Wu
	Title:	Trustee

By:	/s/ Joann Xu Wu
	Name:	Joann Xu Wu
	Title:	Trustee

Ping Wu, Trustee of Joann Xu Wu Annuity Trust II Dated December 17, 2008
By:	/s/ Ping Wu
	Name:	Ping Wu
	Title:	Trustee

Ping Wu, Trustee of Ping Wu Annuity Trust II Dated December 17, 2008

By:	/s/ Ping Wu
	Name:	Ping Wu
	Title:	Trustee

1

Schedule 1.1
Number of Shares, Allocation of Purchase Price and Bank Account Details

	Number of
Seller	Ordinary Shares	Purchase Price

Ping Wu and Joann Xu Wu, Trustees of the Ping and Joann Wu Family Trust Dated September 14, 2007	2,192,388	$4,932,873.00

Wire instructions:

AMOUNT: $2,000,000.00
TO:
Bank Name: The Bank of New York
Bank Address: 1 Wall Street,
New York, New York 10286
ABA Routing #: 021-000-018
DTC#: 0443
SWIFT Address: IRVTUS3N
Beneficiary: Pershing LLC
Beneficiary Account #: 890-051238-5 (Pershing LLC )

Ultimate Beneficiary Account #: 219-674876
Ultimate Beneficiary Name:
PingWu and Joann Xu Wu, Trustees of the Ping and Joann Wu Family Trust Dated September 14, 2007

CSFB PCS Contact Name: Amy Gussin (415)-249-2063

AMOUNT: $2,932,873.00
TO:
Bank Name: J P Morgan CHASE
Bank Address: 20573 Stevens Creek Blvd.
Cupertino Ca 95014 USA
ABA Rounting #: 322271627
Swift #: CHASUS33
Account No.: 1988911939
Beneficiary: Ping Wu

Contact: Joann Xu Wu, (408)-510-1278

2

	Number of
Seller	Ordinary Shares	Purchase Price

Ping Wu, Trustee of Joann Xu Wu Annuity Trust II Dated December 17, 2008	403,806	$908,563.50

Wire instructions:
AMOUNT: $908,563.50
TO:

Bank Name: The Bank of New York
Bank Address: 1 Wall Street,
New York, New York 10286
ABA Routing #: 021-000-018
DTC#: 0443
SWIFT Address: IRVTUS3N
Beneficiary: Pershing LLC
Beneficiary Account #: 890-051238-5 (Pershing LLC )

Ultimate Beneficiary Account #: 219-731783
Ultimate Beneficiary Name: PingWu , Trustee of Joann Xu Wu
Annuity Trust II, Dated December 17, 2008

CSFB PCS Contact Name: Amy Gussin (415)-249-2063

Ping Wu, Trustee of Ping Wu Annuity Trust II Dated December 17, 2008	403,806	$908,563.50

Wire instructions:
AMOUNT: $908,563.50
TO:

Bank Name: The Bank of New York
Bank Address: 1 Wall Street,
New York, New York 10286
ABA Routing #: 021-000-018
DTC#: 0443
SWIFT Address: IRVTUS3N
Beneficiary: Pershing LLC
Beneficiary Account #: 890-051238-5 (Pershing LLC )

3

	Number of
Seller	Ordinary Shares	Purchase Price

Ultimate Beneficiary Account #: 219-731767 Ultimate Beneficiary Name: PingWu, Trustee of ping Wu Annuity Trust II, Dated December 17, 2008

CSFB PCS Contact Name: Amy Gussin (415)-249-2063

Total	3,000,000	$6,750,000

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EXHIBIT A
Share Transfer Form
SHARE TRANSFER
[SELLER] (the “Transferor”),
for value received does hereby transfer
to SLP CATHAY HOLDINGS LTD. (the “Transferee”)
[NUMBER] Ordinary Shares
standing in its name in
SPREADTRUM COMMUNICATIONS, INC.
to hold the same unto the Transferee.

[TRANSFEROR]

Name:
Title:
Dated:

1

                                          , 2010
Spreadtrum Communications, Inc.
Spreadtrum Center, Bldg. No. 1
Lane 2288, Zuchongzhi Road
Zhangjiang, Shanghai 201203
People’s Republic of China
Attention: Legal Department
Re:	Transfer of Ordinary Shares of Spreadtrum Communications, Inc.
Dear Sir / Madam:
This is to advise you that  _______________  (“Seller”) desires to transfer an aggregate of  _______________  Spreadtrum Communications, Inc. (the “Company”) Ordinary Shares (the “Sale Shares”) registered in the name of Seller to SLP Cathay Holdings Ltd., a Cayman Islands exempted company (“Purchaser”).
In connection with such transfer the undersigned hereby represents as follows:
(i) Original Acquisition of Sale Shares. Seller acquired the Sale Shares on  _____  pursuant to  _____  ..
(ii) Nature of Transfer. The Sale Shares are being transferred to Purchaser as a sale.
(iii) Contact Information of Purchaser. The address and contact information of record of Purchaser is set forth below:

Address:

Telephone:

Email:

Also enclosed in connection with the transfer are originally executed share transfer form(s) and share certificate number(s)  _______________  representing the Sale Shares registered in the name of Seller and a copy of the executed Share Purchase Agreement dated March 15, 2010.
Please register Purchaser as the registered holder of the Sale Shares in the Register of Members of the Company.
Please advise the undersigned if you require any further information in connection with the transfer of the Sale Shares.

2

[SELLER]
By:
Name:
Title:

3